Exhibit 4.RR
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
Not Transferable
This Guaranteed Lifetime Withdrawal Benefit Rider (this “Rider”) is attached to a deferred annuity contract (“Contract”). The Contract number is set out on the Rider Specifications page. If you choose to activate it, this Rider will provide guaranteed withdrawal rights for the life of the Insured. You will be entitled to take withdrawals from the Contract equal to the Benefit amount even if the Contract values are exhausted. It will also provide guaranteed withdrawal rights for the life of the spouse of the Insured if you so elect. The rights to such withdrawals are subject to the terms and conditions set out in this Rider.
As you read through this Rider, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the owner of the Contract, including a joint owner, if any. “Administrative Office” means our home office or any other place of business that we may designate for administration.
This rider changes the Contract only as and to the extent stated.
Signed for us at our office as of the date of issue.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT

RIDER SPECIFICATIONS
INSURED: [JOHN DOE]
ANNUITY CONTRACT NUMBER: [00000000]
RIDER ISSUE DATE: [SEPTEMBER 1, 2007]
ROLLUP BENEFIT: [00.0% FOR UP TO T YEARS FROM RIDER ISSUE DATE]
BENEFIT PERCENTAGE:

Age on Benefit Start Date	Benefit Percentage
[At least age 55 but under age 60]	[4.0%]
[Age 60 or older]	[5.0%]
RIDER CHARGE RATES:

Insured Only		Insured and Spouse
Initial	Maximum	Initial	Maximum
[0.55%]	[1.20%]	[0.70%]	[1.20%]

INQUIRIES:	For information, or to make a complaint, call or write:

Variable Annuity Service Center
Annuity Investors Life Insurance Company
P.O. Box 5423
Cincinnati, Ohio 45201-5423
1-800-789-6771

DEFINITIONS
Capitalized terms not defined in this Rider have the same meaning as such terms are defined in the Contract.
Benefit: A guaranteed withdrawal benefit that is available under the BENEFITS section of this Rider.
Benefit Base Amount: The amount on which Rider charges and Benefit payments are based. This amount is computed under the Benefit Base Amount provision of this Rider.
Benefit Start Date: The first day that a Benefit under this Rider is to be paid.
Benefit Year: A twelve (12) month period beginning on the Benefit Start Date or on an anniversary of the Benefit Start Date.
Designated Sub-Account: Each Sub-Account under the Contract that we designate from time to time to hold Contract values on which Benefits may be based.
Excess Withdrawal: A withdrawal from the Contract after the Rider Effective Date and before the Benefit Start Date; a withdrawal from the Contract on or after the Benefit Start Date to the extent that it exceeds the Benefit amount that is available on the date of payment. A withdrawal to pay Rider charges is never considered to be an Excess Withdrawal. An offset of a defaulted Loan after the Rider Effective Date will be considered an Excess Withdrawal.
Ineligible Transfer: A transfer of funds after the Rider Effective Date from a Designated Sub-Account to a Sub-Account or Fixed Account option that is not a Designated Sub-Account. A transfer of funds to a Fixed Account option before the Benefit Start Date will not be an Ineligible Transfer to the limited extent that it is required as collateral for a Loan.
Insured: The person whose lifetime is used to measure the Benefits under this Rider. The Insured is set out on the Rider Specifications page. The Insured is the individual who is the owner of the Contract, without regard to any joint owner. If you or a joint owner is not a human being, then the Insured is the individual who is the annuitant under the Contract, without regard to any joint annuitant. The Insured cannot be changed after the Rider Issue Date.
Loan: To the extent permitted by the Contract, a loan made under the Contract and secured by the values of the Contract.
Rider Anniversary: The date in each year that is the annual anniversary of the Rider Effective Date.
Rider Effective Date: The Contract Effective Date or Contract Anniversary on which this rider is activated.
Rider Issue Date: The Issue Date of this Rider. If the Contract is issued with this Rider, the Issue Date will be the Effective Date of the Contract. If this Rider is added to the Contract after the Effective Date of the Contract, the Issue Date will be the date that this Rider is added. The Issue Date is set out on the Rider Specifications page.
Rider Year: Each twelve (12) month period that begins on the Rider Effective Date or a Rider Anniversary.
Spousal Benefit: A Benefit available after the death of the Insured for the remaining life of the Spouse.
Spouse: The person who is the spouse of the Insured as of the Rider Effective Date. A spouse will cease to be considered the Spouse if the marriage of the Insured and Spouse is terminated by divorce,

dissolution, annulment, or for other cause apart from the death of the Insured. A new spouse cannot be substituted after the Rider Effective Date.
GENERAL PROVISIONS
Activation Except as provided below, you may elect to activate this Rider on the Contract Effective Date or on any Contract Anniversary. You may not activate this Rider if:
1)	we are no longer issuing this Rider with any new annuity contracts, and we prohibit further activations of this Rider on a nondiscriminatory basis; or

2)	the Contract is a tax-qualified annuity contract, and the Insured is age 81 or older; or

3)	the Contract is a non-tax-qualified annuity contract, and the Insured is age 86 or older; or

4)	there is another guaranteed withdrawal benefit rider then in effect for the Contract; or

5)	an event has occurred that would terminate this Rider.
At the time of activation, you may elect to activate the Spousal Benefit if the Insured is married on that date. The election of a Spousal Benefit will not change the death benefit provisions of the Contract. A Spousal Benefit will only be of value if no death benefit becomes payable under the Contract, or if the Spouse is the sole Beneficiary and elects to become the successor owner of the Contract.
Such elections are to be made by Written Request. Such elections must be made on or before the Contract Effective Date or Contract Anniversary on which this Rider is to take effect.
Required Transfers
Prior to activation, you must transfer the Account Value to such Designated Sub-Account(s) as you may elect.
For amounts that are held as collateral for a Loan, the following special rules apply:
1)	at the time of activation, there is no requirement to transfer the portion of the Fixed Account value that is then needed as collateral for a Loan;

2)	from time to time after activation and before the Benefit Start Date, we may require you to transfer to a Designated Sub-Account the portion of the Fixed Account value that is no longer needed as collateral for a Loan; you must make this transfer within thirty (30) days of our written notice to you of this requirement;

3)	on or before the Benefit Start Date, you must pay off the Loan and transfer to a Designated Sub-Account the portion of the Fixed Account value that is no longer needed as collateral.
A failure to make a transfer required above will terminate this Rider. An Ineligible Transfer after activation will terminate this Rider.
Misstatement
If the age of the Insured or the Spouse has been misstated, we will adjust Benefit amount to the amount that would have been available based on the correct age. This adjustment will only apply to Benefit payments made after we are notified of the correct age. If Benefit amount based on the correct age would have been lower, we will treat any overpaid Benefit payments as Excess Withdrawals when each such overpayment was made, and adjust Contract values and the Benefit Base Amount accordingly. Such adjustments may in turn cause portions of later Benefit payments to be treated as Excess Withdrawals. This Rider will terminate if the adjusted Benefit Base Amount is below the minimum. We may also pursue other remedies at law or in equity.

Rights of Insured Not Transferable
This Rider covers the named Insured on the Rider Specifications page. It may also cover the spouse of the Insured, determined as of the Contract Effective Date. It does not cover any other person and rights under this Rider cannot be transferred or assigned.
Rejection of Rider
You may reject this Rider at any time by Written Request.
RIDER CHARGES
Rider Charge Amounts
There is an annual charge for this Rider once it is activated. The annual charge will be equal to the Benefit Base Amount multiplied by the Rider Charge Rate. For this purpose, the Benefit Base Amount is determined as of the date immediately before the date that the charge is paid. The Rider Charge Rates on the Issue Date are set out on the Rider Specifications page.
We may change the Rider Charge Rates at any time or times that values are reset under the Reset Base Amount provision of this Rider. The Rider Charge Rates will never exceed the maximum Rider Charge Rates set out on the Rider Specifications page. Changes, if any, in the Rider Charge Rates will be effective for the Rider Year immediately following the change.
Rider Charge Payments
The charge for this Rider is taken annually at the end of each Rider Year. The first (1st) annual charge for this Rider is due on the first (1st) Rider Anniversary. The annual charge for each subsequent Rider Year is due on the next Rider Anniversary. In addition, a prorated portion of the annual charge will be taken upon the surrender of the Contract or the termination of this Rider. We will take the charge for this Rider as withdrawals from the Account Value of the Contract. No contingent deferred sales charge or other charge or fee will be deducted on account of a withdrawal to pay Rider charges.
Waiver of Charges
Charges for this Rider will be permanently waived once the Account Value of the Contract to which it is attached is fully depleted directly as a result of withdrawals for Rider charges or Benefit payments.
BENEFITS
Benefit Start Date
The Benefit Start Date is the date that you first choose to take a Benefit payment under this Rider. You may choose this date by Written Request. Such a request must be made at least thirty (30) days prior to the date that the first Benefit payment is to be taken.
The Benefit Start Date may not be before the Insured reaches the youngest age found on the Benefit Percentage table. If a Spousal Benefit is in effect, then the Benefit Start Date may also not be before the Spouse reaches the youngest age found on the Benefit Percentage Table. The Benefit Percentage Table is set out on the Rider Specifications page.
You must pay off all Loans on or before the Benefit Start Date. The Benefit Start Date may not be after the date that this Rider terminates.
Benefit Amount
The Benefit amount available to be taken within a Benefit Year is equal to the Benefit Base Amount multiplied by the Benefit Percentage.

The Benefit Percentage is fixed on the Benefit Start Date based on the table set out on the Rider Specifications page. The Benefit Percentage is based on the age of the Insured on the Benefit Start Date, unless a Spousal Benefit is in effect. If a Spousal Benefit is in effect, then it is based on the younger of the age of the Insured or the age of the Spouse on the Benefit Start Date.
The Benefit available at any point during a Benefit Year will never be less than the RMD due for the calendar year that ends with or within the Benefit Year. The RMD is the amount, if any, that is required to be distributed under Section 401(a)(9) of the Code or the similar provisions of federal tax law to the extent applicable to the Contract. For this purpose, the RMD will be computed based on the values of the Contract without considering any other annuity or tax-qualified account. The RMD will be reduced by all prior withdrawals or Benefit payments from the Contract made in such calendar year. In calculating the RMD for this purpose, we may choose to disregard changes in the federal tax law that are made after the Rider Issue Date if such changes would increase the RMD. We will notify you if we make this choice.
Benefit Base Amount
The Benefit Base Amount at any time on or before the Benefit Start Date is the greater of:
1)	the Rollup Base Amount; or

2)	the Reset Base Amount, if any.
The Benefit Base Amount at any time after the Benefit Start Date is equal to:
1)	the Benefit Base Amount on the Benefit Start Date; less

2)	adjustments for Excess Withdrawals that are made on or after the Benefit Start Date.
There is no adjustment to the Benefit Base Amount for amounts taken as Benefit payments.
Rollup Base Amount
The Rollup Base Amount is equal to:
1)	the Account Value on the Rider Effective Date; plus

2)	Purchase Payments received since the Rider Effective Date; plus

3)	Rollup Benefits credited, and less

4)	adjustments for Excess Withdrawals that are made before the Benefit Start Date.
The Rollup Benefits are set out on the Rider Specifications page. They are credited to the Rollup Base Amount at the end of each Rider Year, for up to the maximum number of years stated as measured from the Rider Issue Date. Each credit is calculated as a percentage of the Account Value on the Rider Effective Date, plus Purchase Payments received since the Rider Effective Date, and minus the Fixed Account value, if any, at the end of the Rider Year. There is no compounding. The credit for a Purchase Payment received during the Rider Year will be prorated. No Rollup Benefits will be credited after there has been a withdrawal from the Contract after the Rider Issue Date other than to pay Rider charges.
Reset Base Amount
The Reset Base Amount is equal to:
1)	the Account Value on the most recent Reset Date; less

2)	adjustments for Excess Withdrawals that are made after the most recent Reset Date and before the Benefit Start Date.
A Reset Date is a Rider Anniversary or Benefit Start Date for which you elect a reset. The election must be received by us before the Benefit Start Date and no later than thirty (30) days after the Reset Date itself. No Reset Date can be after the Benefit Start Date. A reset election must be made by Written Request.

Adjustment for Excess Withdrawals
The Benefit Base Amount is adjusted for any Excess Withdrawal from the Contract after the Rider Effective Date. Each adjustment is made on the date that the Excess Withdrawal is taken. The amount of the adjustment is proportional to the reduction in the Account Value on account of the Excess Withdrawal.
Benefit Payments
Benefit payments will be made at any time or times on or after the Benefit Start Date upon your Written Request. A Benefit payment may be an amount up to the full Benefit amount available on the payment date. You may not take a Benefit payment of less than $50. Benefit amounts available for a Benefit Year but not taken may not be carried over to the next Benefit Year.
Until the Account Value is exhausted, Benefits are paid in the form of withdrawals from the Contract. After that, Benefits are paid under the Rider itself.
The right to take Benefit payments will continue for the life of the Insured or the termination of this Rider, whichever is first. If a Spousal Benefit is elected, then the right to take Benefit payments will continue after the death of the Insured for the life of the Spouse or the termination of this Rider, whichever is first.
A Benefit payment may be paid to or for another annuity or tax-qualified account in an exchange, transfer, or rollover to the full extent allowed by federal tax law.
EFFECT OF RIDER ON CONTRACT TERMS
Purchase Payments Limited
After the Rider Effective Date, we may decline to accept Purchase Payments to the Contract in excess of $50,000 per Contract Year. Before or after the Rider Effective Date, we may decline to accept any further Purchase Payments to the Contract if we are no longer issuing annuity contracts with this Rider unless you reject or terminate this Rider.
Withdrawals to Pay Rider Charges or Benefits
Withdrawals made from the Contract to pay charges for this Rider or to pay Benefits will be subject to all of the terms and conditions of the Contract, except:
1)	the amount withdrawn will not be subject to a contingent deferred sales charge or other charge or fee;

2)	the amount need not meet the minimum amount for a withdrawal;

3)	it may reduce the Account Value of the Contract below the minimum that is otherwise required;

4)	we will not terminate the Contract if such withdrawals reduce the Account Value of the Contract below such minimum; and

5)	it may completely exhaust the Account Value of the Contract.
Withdrawals to pay Benefits will reduce the amount that may otherwise be taken without a contingent deferred sales charge or other charge or fee pursuant to any free withdrawal privilege of the Contract.
Loans Limited
You must pay off all Loans on or before the Benefit Start Date. You may not take a new Loan on or after the Benefit Start Date so long as this Rider is in effect.

Continuation of Contract
If the Account Value of the Contract is completely exhausted by payment of Rider charges or Benefits, the Contract will not terminate until the Rider terminates. However, no further Purchase Payments may be made to the Contract.
TERMINATION
All rights under this Rider terminate:
1)	upon your Written Request to reject or terminate this Rider;

2)	at any time that you or the Insured transfers or assigns an ownership interest in the Contract;

3)	if you or a joint owner of the Contract is not a human being, at any time that the Insured is no longer named as an annuitant under the Contract;

4)	upon a failure to transfer funds as called for by Required Transfers provision of this Rider;

5)	upon an Ineligible Transfer within the Contract;

6)	upon an Excess Withdrawal from the Contract that reduces the Benefit Base Amount below $1,250;

7)	upon the surrender or annuitization of the Contract;

8)	upon a death that would give rise to a death benefit under the Contract, unless the Spouse is the sole Beneficiary and elects to become the successor owner of the Contract;

9)	upon the death of the Insured before the Benefit Start Date; or

10)	upon the complete payment of all Benefits under this Rider.

GUARANTEED LIFETIME WITHDRAWAL BENEFITS RIDER
Not Transferable